UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2013

EMULEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31353	51-0300558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously announced, on December 5, 2012, El Dorado Research Ventures Limited (“Emulex Bidco”), an indirect wholly-owned subsidiary of Emulex Corporation (“Emulex”), issued a takeover notice under Rule 41 of the New Zealand Takeovers Code (the “Takeovers Code”), relating to a proposed offer by Emulex, through Emulex Bidco, to acquire all of the outstanding equity interests in Endace Limited (“Endace”), a New Zealand company listed on the London Stock Exchange’s Alternative Investment Market, in an all cash transaction. On December 21, 2012 (London Time), Emulex’s cash offer (the “Offer”) of 500 pence per share was officially dispatched to shareholders and optionholders under the terms of the Takeovers Code. Using an exchange rate of $1.62 USD to the Pound Sterling, the Offer represents a transaction value of approximately USD$131 million.

On January 14, 2013, Emulex gave notice under the Takeovers Code that it has extended the Offer period by 14 days, to 1:00 pm London time on February 12, 2013 (unless further extended in accordance with the Takeovers Code), and the date by which the Offer is to become unconditional has been extended to March 14, 2013 London time (unless further extended in accordance with the Takeovers Code). The Offer period and the date by which the Offer is to become unconditional were extended for administrative reasons.

Item 8.01.	Other Events

On January 14, 2013, Emulex and Endace issued a joint press release announcing that Emulex has given notice of an extension of the offer period for Emulex’s cash offer to acquire the outstanding share capital of Endace. A copy of the joint press release is attached hereto as Exhibit 99.1.

The information in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into filings under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Joint press release of Emulex Corporation and Endace Limited, dated January 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2013

EMULEX CORPORATION

By:	/s/ MICHAEL J. ROCKENBACH
Michael J. Rockenbach
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint press release of Emulex Corporation and Endace Limited, dated January 14, 2013